Exhibit 99.1

FOR RELEASE ON MAY 5, 2016 AT 4:05 PM ET

TESARO ANNOUNCES FIRST-QUARTER 2016 OPERATING RESULTS

•                  U.S. launch of VARUBI® underway; New Drug Application (NDA) for IV formulation of rolapitant submitted

•                  Niraparib Phase 3 NOVA results anticipated in Q2 2016 are positioned to be the first data from a randomized, prospective Phase 3 trial of a PARP inhibitor

•                  NDA and MAA submissions for niraparib planned for 2H 2016

•                  Collaboration with Janssen now underway to develop niraparib for patients with prostate cancer

•                  Phase 1 trial of TSR-042 initiated and Investigational New Drug (IND) application for TSR-022 (anti-TIM-3 antibody) submitted to FDA

•                  Cash and cash equivalents totaled approximately $314 million as of March 31, 2016; additional $85 million from Janssen prostate collaboration and JJDC equity investment received in April

WALTHAM, Mass., May 5, 2016 — TESARO, Inc. (NASDAQ:TSRO), an oncology-focused biopharmaceutical company, today reported operating results for first quarter 2016 and provided an update on the Company’s development programs.

“We are gratified by the positive feedback that we have received from healthcare providers, patients and caregivers regarding VARUBI® and, pending FDA approval, we look forward to expanding this product franchise in 2017 with the launch of an intravenous formulation,” said Lonnie Moulder, CEO of TESARO. “Our pipeline of product candidates continues to advance and expand, with the recent initiations of our Phase 1 trial of TSR-042 and our Phase 1/2 trial of niraparib plus KEYTRUDA®, the submission of the IND for TSR-022, and the start of our immuno-oncology drug discovery collaboration with MD Anderson. We look forward to the availability of data from our NOVA registration trial of niraparib during this quarter. Our NOVA study results will be the first data from a prospectively designed, randomized Phase 3 trial for a PARP inhibitor, and the full data from this global trial are intended to support regulatory applications for the U.S. and Europe during the second half of this year.”

Recent Business Highlights

•                  The U.S. launch of VARUBI® (oral rolapitant) is underway, and an estimated 150 million people, or 80% of potential commercial lives, now have access to and coverage for VARUBI under their insurance plan.

•                  The New Drug Application (NDA) for intravenous (IV) rolapitant was submitted to the U.S. Food and Drug Administration (FDA) and we continue to anticipate a 12 month review timeline.

•                  The Marketing Authorisation Application (MAA) for oral rolapitant is under review by the European Medicines Agency (EMA).

•                  Patient treatment continues in the Phase 3 NOVA trial of niraparib in patients with ovarian cancer, and data are anticipated to become available in the second quarter of 2016.

•                  Enrollment continues in the QUADRA trial of niraparib for the treatment of patients with ovarian cancer who have received three or more prior lines of chemotherapy.

•                  In April, TESARO and Janssen Biotech Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, announced a global collaboration and license agreement focused on the development and commercialization of niraparib specifically for the treatment of prostate cancer. Separately, Johnson & Johnson Innovation — JJDC made an equity investment in TESARO that was received during the second quarter.

•                  The Phase 1/2 combination trial of niraparib/KEYTRUDA® (pembrolizumab) is now enrolling patients.

•                  The Phase 1 dose escalation study of TSR-042, our anti-PD-1 antibody candidate, is now enrolling patients.

•                  The Investigational New Drug (IND) application for TSR-022, our anti-TIM-3 antibody candidate, has been submitted to the FDA.

•                  A clinical antibody candidate targeting LAG-3, TSR-033, has been selected.

•                  TESARO and the Institute for Applied Cancer Science at The University of Texas MD Anderson Cancer Center announced an exclusive collaboration to discover and develop small molecule product candidates against undisclosed immuno-oncology targets, with a goal of identifying the first clinical candidate in early 2017.

•                  TESARO closed a private placement financing in March 2016, resulting in $155 million in proceeds.

•                  TESARO announced the appointment of Dr. Kavita Patel to its Board of Directors.

First Quarter 2016 Financial Results

•                  TESARO reported a net loss of $90.8 million, or ($2.22) per share, for the first quarter of 2016, compared to a net loss of $48.5 million, or ($1.30) per share, for the first quarter of 2015.

•                  Product revenue for the first quarter of 2016 totaled $0.2 million and included sales of VARUBI to specialty pharmacy customers. These sales represent a small portion of total product shipments and the only shipments for which GAAP revenue recognition criteria were met. The majority of VARUBI shipments to date have been to specialty distributors, and these sales have been deferred or cannot yet be recognized.

•                  Research and development expenses increased to $52.6 million for the first quarter of 2016, compared to $33.5 million for the first quarter of 2015, driven primarily by higher costs related to the ongoing registration trials of niraparib, the advancement of our immuno-oncology portfolio, and activities related to rolapitant IV, in addition to increased headcount.

•                  Selling, general and administrative expenses increased to $30.0 million for the first quarter of 2016, compared to $11.2 million for the first quarter of 2015, primarily due to commercial activities in support of the launch of VARUBI®, increased commercial headcount, including the establishment of a field sales organization, and higher professional service fees.

•                  Acquired in-process research and development expenses totaled $4.0 million for the first quarter of 2016 and included a milestone payment related to our immuno-oncology portfolio.

•                  Operating expenses, as described above, include total non-cash, stock-based compensation expense of $9.3 million for the first quarter of 2016, compared to $3.9 million for the first quarter of 2015.

•                  As of March 31, 2016, TESARO had approximately $314 million in cash and cash equivalents, which includes proceeds of $155 million resulting from the March private placement. This cash and cash equivalents total excludes the $85 million in up-front payment and equity investment from the Janssen prostate collaboration, which were received in the second quarter.

•                  For the quarter ended March 31, 2016, TESARO had approximately 41.0 million shares outstanding on a weighted average basis. Following completion of the March private placement financing, TESARO had approximately 44.7 million outstanding shares of common stock as of March 31, 2016.

•                  TESARO expects its cash utilization to be approximately $70 million during the second quarter of 2016.

Corporate Objectives

TESARO anticipates achieving the following key objectives:

VARUBI®:

•                  Continue to execute on the VARUBI® commercial launch in the United States; and

•                  Launch IV rolapitant into the U.S. market in 2017, pending FDA approval.

Niraparib:

•                  Report data from the Phase 3 NOVA trial of niraparib in Q2 2016;

•                  Continue to enroll the Phase 2 QUADRA trial of niraparib;

•                  Submit the niraparib NDA and MAA in 2H 2016;

•                  Continue to enroll patients in the Phase 1/2 combination trial of niraparib/KEYTRUDA® (pembrolizumab) through 2016; and

•                  Continue to enroll the Phase 3 BRAVO trial of niraparib in breast cancer patients with germline BRCA mutations and the Phase 3 PRIMA trial in first-line ovarian cancer patients through 2016.

Immuno-Oncology Portfolio:

•                  Initiate the Phase 1 clinical trial for TSR-022 in mid-2016;

•                  Identify a dose and schedule for TSR-042 by the end of 2016;

•                  Select at least one bispecific antibody clinical candidate in 2016; and

•                  Identify the first clinical candidate within the MD Anderson collaboration in early 2017.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s first-quarter operating results and provide an update on the Company’s development programs and the VARUBI® launch today at 4:15 P.M. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing, and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

+1.781.325.1116 or jdavis@tesarobio.com

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expected range of cash utilization for the second quarter of 2016, our expectation to have NOVA data in the second quarter of 2016, the expected timing of the submission of the NDA and MAA for niraparib, and other regulatory filings with respect to our product candidates, the expected timing of data from our various clinical trials, the expected timing of the launch of rolapitant IV, our plans regarding future clinical trials with niraparib, statements regarding our various corporate objectives, the estimated time periods when we expect clinical trials to commence or be completed, and statements regarding our expectations about the timing of both the selection of clinical candidates from our immuno-oncology programs and the commencement of clinical testing for those candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the execution and completion of clinical trials, uncertainties surrounding the timing of availability of data from our clinical trials, ongoing discussions with and actions by regulatory authorities, patient accrual rates for clinical trials, and other matters that could affect the timing of availability of data from or initiation of our clinical trials, uncertainties regarding regulatory approvals, uncertainties regarding certain expenditures, risks related to manufacturing and supply, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2015.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2016
Revenues:
Product revenue, net	$—	$173
License revenue	—	134
Total revenues	—	307

Expenses:
Cost of sales - product	—	76
Cost of sales - intangible asset amortization	—	464
Research and development (1)	33,545	52,632
Selling, general and administrative (1)	11,242	30,023
Acquired in-process research and development	—	4,000
Total expenses	44,787	87,195
Loss from operations	(44,787)	(86,888)
Interest income (expense), net	(3,719)	(3,879)
Net loss	$(48,506)	$(90,767)

Net loss per share applicable to common stockholders - basic and diluted	$(1.30)	$(2.22)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	37,312	40,966

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$1,814	$3,666
Selling, general and administrative	2,106	5,592

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	March 31,
	2015	2016
Assets
Current assets:
Cash and cash equivalents	$230,146	$314,460
Accounts receivable	679	1,056
Inventories	1,106	5,992
Other current assets	4,560	4,208
Total current assets	236,491	325,716

Intangible assets, net	14,732	14,268
Property and equipment, net	2,779	2,690
Restricted cash	500	500
Other assets	779	803
Total assets	$255,281	$343,977

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,019	$12,334
Accrued expenses	36,628	40,133
Deferred revenue, current	500	3,362
Other current liabilities	1,534	3,043
Total current liabilities	46,681	58,872

Convertible notes, net	121,325	123,797
Deferred revenue, non-current	288	163
Other non-current liabilities	113	181
Total liabilities	168,407	183,013

Total stockholders’ equity	86,874	160,964
Total liabilities and stockholders’ equity	$255,281	$343,977

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